Exhibit 3.1

AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST

COLLECTIVE TRUST

Amended and Restated Declaration of Trust

Effective July 1, 2010

5.01	Deposits	8
5.02	Withdrawals	8
5.03	Distributions Upon Withdrawal	9
5.04	Distributions Upon Disqualification	9
5.05	Title To Assets	9

ARTICLE VI Rights and Duties of Trustee		10
6.01	Powers of the Trustee	10
6.02	Allocation of Liability	13
6.03	Records and Accounts	13
6.04	Audits and Reports	13
6.05	Governmental Filings	13
6.06	Expenses and Fees	14
6.07	Mailing of Notices, Accounts and Reports	14
6.08	Reliance on Authority of Trustee	14
6.09	Notices to ABA RF	14
6.10	Prohibited Transactions	15

ARTICLE VII Amendment; Termination; Merger		15
7.01	Amendment	15
7.02	Termination	15
7.03	Merger	15
7.04	Insolvency or Regulatory Event	16

ARTICLE VIII Liquidating Accounts		17
8.01	Establishment of Liquidating Accounts	17
8.02	Powers and Duties of Trustee	17
8.03	Limitation on Investment of Further Money	17
8.04	Distributions	17
8.05	Effect of Establishing Liquidating Accounts	17
8.06	Fees and Expenses	17

ARTICLE IX Miscellaneous		18
9.01	Spendthrift Provision	18
9.02	Judicial Proceedings Involving Funds	18
9.03	Successors and Assigns	18
9.04	Controlling Law	18
9.05	Construction of Terms	18
9.06	References	18
9.07	Captions	19
9.08	Exercise of Discretion	19
9.09	Severability of Provisions	19
9.10	Authority	19

ii

AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST

COLLECTIVE TRUST

Declaration of Trust

NORTHERN TRUST INVESTMENTS, N.A., as successor trustee to STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE, by this amendment and restatement of the declaration of trust effective as of July 1, 2010, hereby continues the trust established by the Declaration of Trust as amended and restated May 1, 2009, then known as the “AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET COLLECTIVE TRUST” and hereafter to be known as the AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST COLLECTIVE TRUST.” The Trustee hereby agrees and declares that it will hold, administer, invest, reinvest and deal with all money and property received or purchased by it as trustee hereunder upon this following further amended and restated terms and conditions:

ARTICLE I

Definitions

1.01 “ABA Members Collective Trust” means the American Bar Association Members/Northern Trust Collective Trust, a group trust established pursuant to this Declaration of Trust.

1.02 “ABA RF” means the ABA Retirement Funds, an Illinois not-for-profit corporation, and any successor through which qualified retirement plans are offered to Qualified Employers.

1.03 “ACP Fund” means any short-term and/or fixed income fund that is valued on an amortized cost pricing basis in accordance with Section 3. 03(b).

1.04 “Affiliate” means any person or entity, including any general partnership, limited partnership, corporation, joint venture, business trust or similar organization, that controls, is controlled by, or is under common control with, the Trustee.

1.05 “Amortized Cost Pricing” means a method of valuing assets of a Fund or a Collateral Pool at original cost of such assets adjusted for amortization of premiums over face value, for accretion of discounts and for interest accruals, as the case may be.

1.06 “Business Day” means any day on which the New York Stock Exchange is open for trading and on which the Trustee’s principal office is open for business. Any other reference in this Declaration of Trust to a “day,” “week,” “quarter,” or “year” shall mean, respectively, a calendar day, a calendar week, a calendar quarter or a calendar year.

1.07 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and any regulations promulgated thereunder.

1.08 “Collateral Pool” means any collective investment fund established and maintained by SSB (or an Affiliate thereof), as trustee, in which, as of the date hereof, any Fund invests collateral received with respect to loans of securities held by such Fund pursuant to Section 6.01(l). In the case of a Fund that invests in whole or in part in a collective investment fund of which SSB (or an Affiliate thereof) is trustee that engages in securities lending (or, which collective trust in turn, invests in another such collective investment fund that engages in securities lending) investments of collateral related to securities lending activities received by such collective investment funds shall be deemed to be investments by such Fund.

1.09 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any regulations promulgated thereunder.

1.10 “Fiduciary Agreement” means the Fiduciary Investment Services Agreement between The Northern Trust Company, Northern Trust Investments, N.A. and the ABA RF, dated August 15, 2008 and as amended effective May 1, 2009.

1.11 “Fiscal Year” means the fiscal year of each Fund, being the twelve (12) months ending on December 31 of each year.

1.12 “Fund” means any separate investment fund established pursuant to Article III to which the particular provision of this Declaration of Trust is being applied.

1.13 “Fund Declaration” means any declaration executed by the Trustee pursuant to Section 3.01 for the purpose of establishing a Fund hereunder.

1.14 “Investment Advisor” means any person or entity engaged by the Trustee pursuant to Subsection 6. 01(f) to make recommendations regarding the acquisition or disposition of assets held in a Fund.

1.15 “Investment Advisor Agreement” means any agreement between the Trustee and an Investment Advisor, regarding investment advisory services to be provided to the Trustee with respect to all or a portion of the assets in a Fund.

1.16 “Participating Trust” means any Qualified Trust that has made a deposit in a Fund and has a beneficial interest in a Fund.

1.17 “Qualified Bar Association” means an organization of lawyers that is represented in the House of Delegates of the American Bar Association.

1.18 “Qualified Employer” means (a) any sole practitioner, partnership, corporation or association engaged in the practice of law, provided that the sole practitioner or at least one partner of the partnership or one shareholder of the corporation is a member or associate of the American Bar Association or of a Qualified Bar Association, (b) the American Bar Association, (c) any Qualified Bar Association, and (d) any organization that does not engage in the practice of law but is closely associated with the legal profession, which receives the approval of ABA RF, and which has as an owner or a member of its governing board a member or associate of the American Bar Association.

1.19 “Qualified Trust” means (a) the American Bar Association Members Retirement Trust, (b) the American Bar Association Members Pooled Trust for Retirement Plans, (c) any other trust established pursuant to an employer’s pension or profit sharing plan created under a master, prototype or other retirement plan program sponsored by ABA RF, or (d) prior to January 1, 1992, any other trust approved by the Trustee and established under a pension or profit sharing plan sponsored by a Qualified Employer for the benefit of its employees, so long as any such trust described in (a), (b), (c) or (d) above (i) is qualified within the meaning of Code Section 401(a) and exempt from tax under Code Section 501(a), (ii) is administered under one or more documents authorizing part or all of the assets of the trust to be commingled for investment purposes with the assets of other such trusts in a collective investment trust and adopting each such collective investment trust as part of the trust, and (iii) has the Trustee acting as trustee, co-trustee, custodian, investment manager or agent for the trustee or trustees.

1.20 “SSB” means State Street Bank and Trust Company, a trust company organized and existing under the laws of the Commonwealth of Massachusetts.

1.21 “State Street Trust Company” means State Street Bank and Trust Company of New Hampshire, a trust company organized and existing under the laws of the State of New Hampshire.

1.22 “Transition Management Agreement” means any agreement between the Trustee and a Transition Manager (as defined in Section 6. 01(c)), regarding transition and brokerage services necessary or appropriate to reposition or restructure the securities or investment portfolio of any Fund or any successor Fund to such Fund.

1.23 “Trustee” means Northern Trust Investments, N.A., a banking corporation organized under the laws of the United States.

1.24 “Valuation Date” means each Business Day, or such other days as may be designated in the Fund Declaration as the Valuation Dates for such Fund.

ARTICLE II

Acceptance of Deposits;

Non-Diversion of Assets

2.01 Acceptance of Deposits. The Trustee shall accept deposits in a Fund under this Declaration of Trust only from Qualified Trusts. All deposits so accepted together with the income therefrom shall be held, managed and administered pursuant to this Declaration of Trust and the appropriate Fund Declaration. It is intended that the ABA Members Collective Trust and each Fund will be exempt from taxation under Section 501(a) of the Code and will qualify as a “group trust” under Internal Revenue Service Ruling 81-100 and other applicable Internal Revenue Service rules and regulations.

2.02 Non-Diversion of Assets. At no time prior to the satisfaction of all liabilities with respect to the participants or their beneficiaries entitled to benefits from a Participating Trust shall any part of the principal or income allocable hereunder to such Participating Trust be used for, or diverted to, purposes other than the exclusive benefit of such participants or their beneficiaries.

ARTICLE III

Establishment of Funds

3.01 Separate Trusts. The ABA Members Collective Trust shall consist of such Funds as the Trustee may establish from time to time in accordance with this Declaration of Trust. The Trustee shall establish a Fund by executing a Fund Declaration which shall incorporate the terms of this Declaration of Trust by reference and shall specify such other terms applicable to the Fund as the Trustee shall determine. Each such Fund Declaration shall be attached hereto as an exhibit and made a part hereof. The Trustee may add a new Fund in accordance with this Declaration of Trust, subject to notice to ABA RF, and in such event the Fund Declaration for such Fund shall by its terms be made a part hereof. Each Fund shall constitute a separate trust and the assets of each Fund shall be separately held, managed, administered, valued, invested, reinvested, distributed, accounted for and otherwise dealt with as a separate trust hereunder.

3.02 Dealings with the Funds. All persons extending credit to, contracting with, or having any claim of any type against any Fund (including, without limitation, contract, tort and statutory claims) shall look only to the assets of such Fund for payment under such credit, contract or claim, and no Fund shall be subject to the liabilities of any other Fund. No Participating Trust (nor any beneficiary, trustee, employee or agent thereof) nor ABA RF (nor any of its officers, directors, advisory directors, employees or agents) nor the Trustee (nor any of its officers, directors, shareholders, partners, employees or agents) shall be personally liable for any obligations of any Fund. Every note, bond, contract, instrument, certificate, or undertaking and every other act or document whatsoever executed or done by or on behalf of any Fund shall be conclusively deemed to have been executed or done only by or for such Fund and no Fund shall be liable or answerable for any obligation assumed or liability incurred by another Fund established hereunder.

3.03 Management of the Funds. Each Fund shall be under the exclusive management and control of the Trustee in conformity with the provisions of this Declaration of Trust. The Trustee, from time to time, may invest and reinvest assets of each Fund in investments that are permissible investments for employee pension benefit plans under ERISA, subject, however, to the following restrictions and provisions:

(a) Assets of each Fund that the Trustee may maintain or establish hereunder shall be invested and reinvested in accordance with such investment objectives, guidelines and restrictions as the Trustee may specify in the Fund Declaration of such Fund. No assets of any Qualified Trust shall be invested in a Fund until the Trustee has provided a copy of the relevant Fund Declaration or amended Fund Declaration to such Qualified Trust and to ABA RF. The Trustee shall not amend the Fund Declaration of any fund without providing to each Participating Trust and to ABA a notice of the reasons for the amendment, and a copy of the amended Fund Declaration. The Trustee may amend a Fund Declaration retroactively, but only if such amendment is required by law, regulation or in connection with the audit of the Trust or a Fund.

(b) Notwithstanding anything to the contrary herein provided, but subject to the investment objectives, restrictions and guidelines set forth in the relevant Fund Declaration, the Trustee is specifically authorized to establish one or more Funds for the purpose of investing in short-term investment products, fixed rate products and indexed rate products (as are more fully described in the relevant Fund Declaration). The assets of such Fund shall be valued at the close of business (as determined by the Trustee) on each Valuation Date using Amortized Cost Pricing, provided, however, that the Trustee may determine in its reasonable discretion that such valuation may result in a material dilution or other unfair result to Participating Trusts, and in such event the Trustee reserves the right to adjust such valuation or take other action that it deems appropriate to eliminate or reduce to the extent reasonably practicable such dilution or other unfair result. Any such Fund established under this Section 3.03(b) shall be referred to in this Declaration of Trust as an “ACP Fund.”

(c) Notwithstanding the investment objectives, restrictions and guidelines set forth in the relevant Fund Declaration, but only if (i) any market or stock exchange on which a significant portion of the value of investments of such Fund are quoted is closed (other than for ordinary holidays) or dealings thereon are restricted or suspended, or a closing of any such market or stock exchange or a suspension or restrictions of dealings thereon are threatened, (ii) in the reasonable opinion of the Trustee there exists any state of affairs which is extraordinary or constitutes an emergency which would make it impossible or imprudent for the Trustee to follow the terms of the Fund Declaration or which would subject the Fund to a substantial risk of loss or (iii) the transfer of funds involved in the realization or acquisition of any investment cannot, in the reasonable opinion of the Trustee, be effected at normal rates of exchange, then the assets of any Fund may be invested in obligations issued or guaranteed as to principal or interest by the United States Government and the agencies and instrumentalities thereof, notes, bonds and similar debt instruments, commercial paper, certificates of deposit, time deposits, savings and money market deposit accounts (including deposits bearing a reasonable rate of interest held in the banking department of the Trustee or any of its Affiliates), money market mutual funds (including those sponsored or managed by the Trustee or any of its Affiliates), bankers’ acceptances, variable and indexed interest notes and investment contracts, repurchase agreements and/or other short-term fixed income investments (including without limitation any commingled short-term investment fund maintained by the Trustee or any of its Affiliates for the collective investment of the assets of tax-exempt pension and profit-sharing trusts, whether such short-term investment fund is established and maintained pursuant to this Declaration of Trust or any other instrument). While the assets of a Fund are so invested, the instrument pursuant to which such short-term investment fund has been established shall constitute a part of this Declaration of Trust. To the extent that the Trustee invests assets of a Fund pursuant to this Section 3.03(c) in collective investment funds maintained by the Trustee or any of its Affiliates, the Trustee’s fee payable with respect to such Fund shall be reduced by the amount of any management fee received by the Trustee on account of the investment of any assets of such Fund in any such other collective investment fund maintained by the Trustee or an Affiliate.

(d) The decision of the Trustee shall be conclusive as to whether an investment is of a type that may be purchased for a Fund under the relevant Fund Declaration or this Declaration of Trust.

(e) Pending the selection and purchase of suitable investments, or the payment of expenses or other anticipated distributions, the Trustee may retain in cash, with liability for interest, such portion of each Fund as it shall deem reasonable under the circumstances in light of the investment objectives, guidelines and restrictions of such Fund as set forth in the relevant Fund Declaration and in light of anticipated expenses of and distributions from the Fund; provided, however, that the Trustee will not have any such liability for interest if in the reasonable exercise of its fiduciary judgment it determines it is necessary to hold any cash or assets uninvested pending such selection and purchase of suitable investments or the payment of expenses or other anticipated distributions. For the purposes of this subsection (e), the Trustee in the reasonable exercise of its fiduciary judgment may hold a portion of a Fund in accounts bearing a reasonable rate of interest (which shall in no event be less than the interest payable with respect to similar accounts) or checking or demand deposit accounts, including any such account in a bank acting as a fiduciary hereunder (including the Trustee and its Affiliates).

(f) Certain of the Funds directly or indirectly invest cash collateral from securities lending activities in one or more Collateral Pools. Each Collateral Pool is a trust formed under a separate instrument for which SSB serves as trustee. Notwithstanding anything in this Agreement to the contrary, SSB shall, as the trustee of each Collateral Pool, have exclusive discretion and control over the management of such Collateral Pool, including the valuation of the investments therein and the units thereof, limitations upon redemptions from the Collateral Pool, and the determination of the value at which purchases and redemptions of units of the Collateral Pool will be transacted, subject in each case to the terms of the instrument establishing such Collateral Pool and SSB’s duties under ERISA. The Trustee shall have no responsibility, duty or obligation with respect to the management and control of any Collateral Pool. The Trustee acknowledges that purchases and redemptions from a Collateral Pool shall be governed by the terms of the instrument establishing the Collateral Pool, including the discretion granted to SSB as trustee thereunder.

ARTICLE IV

Units of Participation

4.01 Recording of Beneficial Interests. The beneficial interest of each Participating Trust in a Fund shall be represented by Units, each of equal value to every other. Each Unit shall represent an undivided proportionate interest in all assets and liabilities of the Fund, and all income, profits and losses shall be allocated to all Units equally. No certificates of such Units shall be issued, but the Trustee shall keep books in which shall be recorded the number of whole and fractional Units standing to the credit of each Participating Trust. The Trustee may from time to time divide the Units of the Fund into a greater number of Units of lesser value or combine the Units of the Fund into a lesser number of Units of greater value, providing that the proportionate interest of each Participating Trust in the Fund shall not thereby be changed.

4.02 Apportionment of Fund Income, Profits and Losses. All income earned by a Fund after expenses attributable to such Fund shall be added to the principal of the Fund and invested and reinvested as a part thereof. Profits and losses of the Fund shall be credited or charged to the principal of the Fund. Valuation of Units in the Fund shall be performed in accordance with Section 4.03 and valuation of the assets in the fund shall be performed in accordance with Section 4.04.

4.03 Valuation of Units. At the inception of a Fund, the value of each Unit of the Fund shall be deemed to be one dollar ($1.00) of such other amount as the Trustee shall designate in the applicable Fund Declaration and, thereafter, the value of each Unit shall be determined in accordance with the following provisions of this Section 4.03, subject to the Trustee’s right to divide or combine the number of Units in accordance with Section 4.01. As of the close of business on each Valuation Date, the Trustee shall determine the value of each Unit of the Fund by dividing the then fair value of the assets of the Fund (as determined in accordance with Section 4.04) by the number of Units of the Fund then allocated to the Participating Trusts. The valuation of the Fund shall be as of the close of business (as determined by the Trustee) on a Valuation Date and shall be completed by [9:00 a.m. Eastern Time] on the Business Day succeeding the Valuation Date. However, if the Trustee cannot reasonably complete such valuation by said time, it shall complete such valuation as soon as reasonably possible thereafter.

4.04 Valuation Rules. Except as otherwise provided in Section 3.03(b) in the case of an ACP Fund, or as may be more specifically set forth in the applicable Fund Declaration, the assets of the Fund shall be valued by the Trustee at fair value on an accrual basis with interest and dividends credited to the account as of the payment date, in accordance with generally accepted valuation principles consistently followed and uniformly applied by the Trustee. At the discretion of the Trustee, certain securities and investments shall be valued at fair value on the basis of valuations furnished by a pricing service, approved by the Trustee, which determines valuations for normal, institutional-size trading units of such securities using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders. The Trustee may conclusively rely upon any regularly published reports of sale prices, bid prices, and over-the-counter quotations for the values of any listed or unlisted securities or futures. The Trustee may conclusively rely upon the value of a Fund’s interest in a Collateral Pool as reported to it by SSB. The reasonable and equitable decision of the Trustee regarding whether a method of valuation fairly indicates fair value, and the selection of any pricing service, shall be conclusive and binding upon all persons.

4.05 Suspension of Valuations and Deposit and Withdrawal Rights. Notwithstanding anything to the contrary in this Declaration of Trust, to the extent the Trustee determines necessary in the reasonable exercise of its fiduciary judgment, the Trustee may suspend the valuation of the assets or Units of any Fund pursuant to this Article IV, and/or may suspend or limit the right to make deposits and/or withdrawals from such Fund in accordance with Article V for the whole or any part of any period when (a) any market or stock exchange on which a significant portion of the investments of such Fund are quoted is closed (other than for ordinary holidays) or during which dealings therein are restricted or suspended; (b) there exists any state of affairs which, in the reasonable opinion of the Trustee, constitutes an emergency as a result of which disposition of the assets of such Fund would not be reasonably practicable or would be seriously prejudicial to the Fund and/or the Participating Trusts therein; (c) there has been a breakdown in the means of communication normally employed in determining the price or value of any of the investments of such Fund, or of current prices on any stock exchange on which a significant portion of the investments of such Fund are quoted, or when for any reason the prices or values of any investments owned by such Fund cannot reasonably be promptly and accurately ascertained; (d) the transfer of funds involved in the realization or acquisition of any investment cannot, in the reasonable opinion of the Trustee, be effected at normal rates of exchange; or (e) the Trustee deems such action is in the best interests of the Fund or the Participating Trusts.

ARTICLE V

Deposits and Withdrawals

5.01 Deposits. Subject to Section 4.05 of this Declaration of Trust, a Qualified Trust may, as of any Valuation Date, deposit assets in such proportions among the Funds as the trustee of such Qualified Trust shall instruct. The Trustee shall be fully protected in following the instructions of such trustee as to the amounts and proportions of the assets of any deposit to be placed in each of the Funds. If, with the consent of the trustee of such Qualified Trust, assets that are to be deposited in a Fund which does not provide for Valuation Dates on each Business Day are received by the Trustee prior to a Valuation Date for such Fund, the Trustee shall invest such assets in the Fund established pursuant to Exhibit 1, as amended and in effect from time to time, until the next Valuation Date of the intended Fund following the receipt of such assets. Only United States currency and such other assets as are permissible investments for the Fund, and acceptable to the Trustee, may be deposited in such Fund. Assets other than United States currency deposited in a Fund shall be valued at their fair value (determined using the valuation rules under Section 4.04) as of the close of business on the Valuation Date for such Fund on which the deposit is made. The Trustee shall credit to the account of each Qualified Trust which makes a deposit in the Fund that number of Units which the deposit will purchase at the then value of the Unit of such fund, and the making of such deposit shall thereby render the Qualified Trust a Participating Trust. In the event that a Fund Declaration permits only whole and not fractional Units, deposits may be made only in whole number multiples of the fair value of the Units of the Fund as of such Valuation Date. All deposits to a Fund shall be deemed to have been made as of the close of business on the relevant Valuation Date.

5.02 Withdrawals. Subject to Section 4.05 of this Declaration of Trust, the trustee of a Participating Trust may, as of the close of business on any Valuation Date, withdraw any number of Units from the Fund provided that such right of withdrawal may be further limited in the Fund Declaration applicable to such Fund. Notice of withdrawal must be received by the Trustee no later than the close of business on the Business Day prior to such Valuation Date or such other prior notice period as the Trustee may establish in the Fund Declaration, but the Trustee may waive all or any portion of such required notice in any case.

5.03 Distributions Upon Withdrawal. Upon the withdrawal of Units from a Fund, the Trustee shall distribute to the Participating Trust making such withdrawal a sum arrived at by multiplying the number of Units withdrawn by the value of the Units of such Fund as of the close of business on the relevant Valuation Date. The sum shall be distributed in cash or in kind or partly in cash and partly in kind, as the Trustee in its sole discretion shall determine; provided, however, that as of any Valuation Date all distributions from a Fund shall be made on the same basis. The value of any asset other than cash which is transferred shall be deemed to be the value thereof (determined using the valuation rules under Section 4.04) as of the close of business (as determined by the Trustee) on the Valuation Date as of which the withdrawal is made. Such distribution shall be effected as soon as reasonably practicable following the applicable Valuation Date except that such distribution may be delayed if the Trustee determines that it cannot reasonably make such distribution on account of an order, directive or other interference by an official or agency of any government, or any other cause reasonably beyond its control. The Participating Trust receiving such distribution shall be entitled to interest or other income earned on such monies pending distribution, unless the Trustee in the reasonable exercise of its fiduciary judgment determines that the Participating Trust is not entitled to any interest or income.

5.04 Distributions Upon Disqualification. Notwithstanding any provision herein to the contrary, if the Trustee receives notice that a Participating Trust has ceased to be a Qualified Trust, then all Units attributable to such Participating Trust shall be withdrawn from the Fund as of the close of business on the first Valuation Date which is more than fifteen (15) days after the date the Trustee receives such notice and distribution shall be made in accordance with Section 5.03 as soon as reasonably possible thereafter. The Trustee shall provide written notice to ABA RF within a reasonable period of time following its receipt of the notice referred to in the preceding sentence.

5.05 Title To Assets. All of the assets of each Fund shall at all times be vested in the Trustee in its fiduciary capacity. No Participating Trust shall be deemed to have severable ownership in any individual asset in any Fund or any right of participation or possession thereof. Except as otherwise specifically provided herein, each Participating Trust shall have a proportionate, undivided, beneficial interest in each Fund in which such Participating Trust participates and shall share ratably in the income, profits and losses thereof with the other Participating Trusts participating in such Fund.

ARTICLE VI

Rights and Duties of Trustee

6.01 Powers of the Trustee. In exercising its exclusive right to manage and control the Funds created hereby and subject to the investment objectives, restrictions and guidelines set forth in the relevant Fund Declaration, the Trustee shall have the following rights and powers which are in addition to any other powers or rights conferred by law or by other Articles of this Declaration of Trust or by a Fund Declaration:

(a) to hold, manage and control all money and other property at any time forming part of a Fund and, consistent with the investment objectives, restrictions and guidelines set forth in the relevant Fund Declaration, to invest and reinvest any or all of the assets of a Fund in property, real, personal or mixed, tangible or intangible, wherever situated, whether or not productive of income, or consisting of wasting assets, as the Trustee deems proper, including without limitation the following:

(i) such stocks, common or preferred, bonds, debentures, notes, mortgages and other evidences of indebtedness or ownership, trust and participation certificates, certificates of deposit, demand or time deposits (including any such deposits bearing a reasonable rate of interest in the Trustee or any of its Affiliates), bankers’ acceptances, variable and indexed interest notes and investment contracts, repurchase agreements, interests in investment companies, leaseholds, fee titles, beneficial interests in any trusts, equipment trust certificates, contracts for the immediate or future delivery of financial instruments and other property, foreign currencies, currency contracts for the immediate or future delivery of foreign currency, obligations issued by the United States Government and the agencies and instrumentalities thereof, irrespective of whether such securities or such property are of the character authorized by any state law from time to time for trust investments, and without regard to the proportion any such property or interest may bear to the entire amount of the ABA Members Collective Trust or any Fund. To the extent that the Trustee invests assets in deposits of the Trustee or any Affiliate and subject to applicable law and the prohibitions of Section 6.09, the Trustee’s fees payable with respect to such investments shall be reduced by the amount of any fee received by the Trustee on account of the investment of any assets in any such deposits in the Trustee or an Affiliate;

(ii) interests in or shares of mutual funds or other investment companies (whether or not incorporated and whether or not registered under the Investment Company Act of 1940, as amended, including without limitation any such mutual funds or investment companies managed or sponsored by the Trustee or any of its Affiliates), interests in collective investment trusts which are exempt from tax under applicable Internal Revenue Service rulings and regulations (including, without limitation, any collective investment trust maintained by the Trustee or any of its Affiliates for the collective investment of the assets of tax-exempt pension and profit-sharing trusts whether such collective investment trust is established and maintained pursuant to this Declaration of Trust or any other instrument) and while the assets of any fund are so invested, such collective investment trusts (and the instruments pursuant to which such trusts are established) shall constitute a part of this Declaration of Trust with respect to such Fund;

(b) to enter into any annuity contract with an insurance company and, subject to the provisions of the Trust, to remit payments to the insurance company under such contract;

(c) to trade in financial options and futures, including index options and options on futures and to execute in connection therewith such account agreements and other agreements in such form and upon such terms as the Trustee deems appropriate; provided, however, that ABA RF hereby consents to (i) the investment by the Trustee in a collective investment trust which authorizes trading by the trustee of such collective investment trust in such financial options and futures and (ii) any trading in financial options and futures that may be effected by transition managers and brokers (collectively, the “Transition Managers”) to reposition or restructure the assets of any Fund or any successor Fund to such Fund;

(d) to retain any property, real or personal, tangible or intangible, at any time received by it;

(e) to sell, convey, transfer, exchange, pledge, grant options on or otherwise dispose of the property of the Fund from time to time in such manner, for such consideration and upon such terms and conditions as the Trustee, in its discretion, shall determine;

(f) subject to Section 6.05 of the Fiduciary Agreement, to appoint such officers of the ABA Members Collective Trust and to employ such brokers, Transition Managers, agents, consultants, custodians, depositories, Investment Advisors, and legal counsel, as may be reasonably necessary or desirable in the Trustee’s judgment in managing, restructuring, repositioning and protecting a Fund including, but not limited to, Affiliates and, subject to applicable law and the prohibitions of Section 6.09, to pay their reasonable expenses and compensation out of the Fund, and to enter into agreements, including Investment Advisor Agreements and Transition Management Agreements, with such persons or entities;

(g) to settle, compromise, abandon or submit to arbitration all claims and demands in favor of or against a Fund and to establish reserves in connection therewith; to commence or defend suits or legal proceedings whenever, in its judgment, any interest of a Fund requires it; and to represent a Fund in all suits or legal proceedings in any court or before any other body or tribunal;

(h) to borrow money, with or without security, for a Fund; to encumber property of a Fund by mortgages or deeds of trust to secure repayment of indebtedness; to assume existing mortgages or deeds of trust on properties acquired by a Fund; and to acquire properties subject to existing mortgages or deeds of trust, all subject to Section 3.03;

(i) to vote any security forming part of a Fund either in person or by proxy for any purpose; to exercise any conversion privilege or subscription right given to the Trustee as the owner of any security forming part of a Fund; to consent to take any action in connection with, and receive and retain any securities resulting from, any reorganization, consolidation, merger, readjustment of the financial structure, sale, lease or other disposition of the assets of any corporation or other organization, the securities of which may constitute a portion of a Fund;

(j) to cause any securities or other property which may at any time form a part of a Fund to be issued, held or registered in the individual name of the Trustee, or in the name of its nominee or agent (including any custodian employed by the Trustee, any nominee of such a custodian, and any depository, clearing corporation or other similar system), or in such form that title will pass by delivery, provided that if held in the name of any such nominee or agent, the records of the Trustee shall reflect ownership by the ABA Members Collective Trust;

(k) to enter into stand-by agreements for future investment either with or without a stand-by fee;

(l) to lend any securities and to secure the same in any manner, and during the term of such loan to permit the securities so lent to be transferred in the name of and voted by the borrower, or others, subject to compliance with Department of Labor Prohibited Transaction Class Exemption 2006-16, if and to the extent applicable;

(m) to collect and receive any and all money and other property due to any Fund and to give full discharge thereof;

(n) to maintain the indicia of ownership of assets outside the United States to the extent permitted by applicable Federal regulations;

(o) to organize corporations or partnerships or trusts for the purpose of acquiring and holding title to any property which the Trustee is authorized to acquire under Subsection 6.01(a);

(p) to manage, improve, repair, mortgage, lease for any term and control all property, real or personal, tangible or intangible, at any time forming part of the Fund upon such terms and conditions as the Trustee, in its discretion, shall determine;

(q) to enter into custodian and sub-custodian agreements with one or more banks, including any Affiliate of the Trustee, located outside the United States to the extent permitted by ERISA pursuant to which such foreign banks will, in addition to acting as custodian, provide brokerage services with respect to Fund assets held in custody, but only if the Trustee has determined that the total compensation paid to such foreign bank is reasonable in light of all the services being rendered, and subject to applicable law including without limitation the prohibitions of Part 4 of Title I of ERISA, to pay their reasonable expenses and compensation out of the Trust; and

(r) to do all other acts in its judgment necessary or desirable for the proper administration of a Fund or with respect to the investment, disposition or liquidation of any assets of a Fund, although the power to do such acts is not specifically set forth herein.

6.02 Allocation of Liability. SSB shall have such liability with respect to the management of each Collateral Pool as is provided in the instrument governing such Collateral Pool. Liability in connection with the management of any Collateral Pool shall not be determined by the terms of this Agreement except to the extent, if any, that the Trustee assumes, expressly or by operation of law, responsibility for such management.

6.03 Records and Accounts. The Trustee shall keep accurate and detailed records and books of account which shall be open to inspection by the Participating Trusts and by ABA RF, or any person designated by ABA RF for that purpose, at the Trustee’s principal office in Boston, Massachusetts, (or such other office as the Trustee may designate) during normal business hours. The Trustee’s accounts shall be kept on an accrual basis. Annually, the Trustee shall furnish a written account of the operation of the Fund for the preceding Fiscal Year, to the Participating Trusts, to ABA RF and to each plan administrator of an employer plan that has adopted a Participating Trust within one hundred twenty (120) days of the end of the Fiscal Year. Each person or entity who receives the report hereunder may approve such account by an instrument in writing delivered to the Trustee. If objections to specific items in such account are filed with the Trustee within one hundred twenty (120) days after the account has been furnished and the Trustee believes such objections to be valid, the Trustee shall adjust the account in such manner as it deems equitable under the circumstances. Each person or entity who receives the report hereunder shall be notified by the Trustee of any adjustments so made. If

(a) each person or entity who receives the report hereunder approves such account, or

(b) no objections to specific items in such account are filed with the Trustee within one hundred twenty (120) days after the account has been furnished, or

(c) the Trustee shall give notice of an adjustment of the account to each person or entity who receives the report hereunder and if legal proceedings are not commenced against the Trustee within sixty (60) days after notice of such adjustment has been furnished, then, to the extent permitted by applicable law, the account of the Trustee, with respect to all matters contained therein (as originally furnished if no adjustment was made, or as adjusted if an adjustment was made), shall be deemed to have been approved with the same effect as though judicially approved by a court of competent jurisdiction in a proceeding in which all persons interested were made parties and were properly represented before such court. The Trustee, nevertheless, shall have the right to have its accounts settled by judicial proceeding if it so elects, in which case the only necessary parties shall be the Trustee, each Participating Trust, ABA RF and any other party objecting hereunder.

6.04 Audits and Reports. For years commencing on or after January 1, 1992, the Trustee shall at least once each year cause an independent certified public accounting firm with a national practice to audit each Fund. The reasonable expenses of such audit shall be charged to the Fund. A copy of such audit shall be furnished to ABA RF and the Participating Trusts. ABA RF shall have the right to review and discuss with the Trustee and the auditor the results of any such audit.

6.05 Governmental Filings. For years commencing on or after January 1, 1992, the Trustee shall make direct filings on behalf of the Participating Trusts with the Department of Labor of the information described in 29 C.F.R. § 2520.103-9 and shall make such other governmental filings as are required of it under ERISA as the Trustee of the Trust.

6.06 Expenses and Fees. The Trustee may pay out of the assets of the Fund all reasonable expenses and fees of the Fund that may be lawfully charged to the Fund under applicable laws and regulations and that are payable in accordance with the terms of the Fiduciary Agreement. The expenses payable out of a Fund shall include expenses of litigation and attorneys’ fees, judgments, fines and amounts paid in settlement if, but only if, (a) the gravamen of the action, suit, proceeding or claim is principally the result of the Trustee being a stakeholder or (b) the gravamen of the complaint is not an alleged breach of duty by the Trustee. The Trustee shall be entitled to receive a reasonable fee for its services in accordance with the Fiduciary Agreement, which fee shall be set forth in the Fund Declaration applicable to a Fund, as amended from time to time. Such fee may be charged against the Fund (as long as the fee charged against the Fund is uniform for all Participating Trusts) or may be paid directly by the individual Participating Trusts. If the fee is to be charged to each Participating Trust separately, the Trustee may, in its discretion, charge the fee against the interest of a Participating Trust in the Fund redemption of such Participating Trust’s Units.

6.07 Mailing of Notices, Accounts and Reports. Notices, accountings and reports required to be given or furnished by the Trustee may be given or furnished by (a) personal delivery, (b) delivery by overnight courier, (c) telecopier (confirmed by telephone by the Trustee), or (d) mailing by first class mail, postage prepaid, in all cases addressed to the party involved to the most recent address or telecopier number known. The date of delivery, in the case of (a) and (b), the date of confirmed telecopier transmittal in the case of (c) or the date of such mailing in the case of (d) for all purposes hereunder shall be deemed to be the date as of which such notice, accounting or report was given or furnished to the addressee. Notwithstanding the foregoing, all notices to, and communications between, ABA RF and the Trustee shall be delivered in accordance with and otherwise governed by the Fiduciary Agreement.

6.08 Reliance on Authority of Trustee. Persons dealing with the Trustee shall be under no obligation to see to the proper application of any money paid or property delivery to the Trustee or to inquire into the Trustee’s authority as to any transaction.

6.09 Notices to ABA RF. The Trustee shall have the exclusive right to manage and control the Funds from time to time created under this Declaration of Trust, subject to the investment objectives, restrictions and guidelines set forth in the relevant Fund Declaration. In recognition of ABA RF’s obligations as sponsor of Qualified Trusts and on behalf of employees and participants therein, ABA RF shall have rights to notice of actions taken by the Trustee in connection with amendments to Fund Declarations and this Declaration of Trust and the establishment, maintenance and termination of Funds, including without limitation, actions taken pursuant to Section 3.01, 3.03(a), 7.01, 7.02 and 7.03. The Trustee’s actions taken pursuant to such Sections shall be consistent with the Trustee’s duties and obligations under the Fiduciary Agreement and the timing of notices delivered by the Trustee to ABA RF pursuant to such Sections shall be in accordance with Sections 2.05, 4.01 and 4.02 of the Fiduciary Agreement.

6.10 Prohibited Transactions. Neither the Trustee, nor any of its agents in the performance of its duties on behalf of the Trustee, shall cause the Trust to engage in any transaction if such party knows or should know that such transaction is prohibited under Section 406 of ERISA, unless such transaction is covered by an exemption under Section 408 of ERISA.

ARTICLE VII

Amendment; Termination; Merger

7.01 Amendment. This Declaration of Trust may be amended from time to time by the Trustee upon written notice to each Participating Trust and to ABA RF of the substance of and reasons for such amendment along with a copy of such amendment. The Trustee may amend this Declaration of Trust retroactively, but only if such amendment is required by law, regulation or in connection with the audit of the Trust or a Fund. No amendment may either directly or indirectly operate to deprive any Participating Trust of its beneficial interest in any Fund as it is then constituted. Notwithstanding anything to the contrary in this Declaration of Trust, a Fund Declaration may be amended from time to time by the Trustee as provided in Section 3.03(a) of this Declaration of Trust.

7.02 Termination. Subject to the terms of the Fund Declaration applicable to a Fund, the Trustee may, on any Valuation Date, without advance notice to any person other than ABA RF, terminate a Fund. Thereupon the value of each Unit in such Fund shall be determined and there shall be distributed to each Participating Trust in cash or in kind or partly in cash and partly in kind a sum arrived at by multiplying the number of Units in the account of each Participating Trust by the value of each Unit at the close of business on such Valuation Date.

7.03 Merger.

(a) From time to time, the Trustee in its discretion may merge any two or more of the Funds now or hereafter established or maintained pursuant to this Declaration of Trust in whole or in part, in such manner and under such terms and conditions as the Trustee in its discretion may determine. Any such merger shall be consistent with this Article VII and shall become effective (a) only as of a Valuation Date or (b) in the case of a merger of two ACP Funds in existence on July 31, 1995, only as of the Business Day immediately following a Valuation Date. Such merger shall thereupon be binding upon every Participating Trust of the Funds which are merged and upon every fiduciary thereof and upon every person beneficially interested therein. Notice of any proposed merger shall be sent to each Participating Trust and to ABA RF.

(b) As of the effective date of any merger authorized by Subsection 7.03(a), the assets of each of the Funds involved shall be valued in accordance with Section 4.04 of this Declaration of Trust, and the value of the Units of each merging Fund shall be determined. Thereupon all the combined assets of all Funds involved in the merger shall be divided by the Trustee into such number of equal Units of the fund created by the merger (the “Merged Fund”) as the Trustee shall determine. There then shall be allocated to each Participating Trust in the Funds being merged such number of Units of the

Merged Fund as will have a total net value equal to the value of the aggregate Units held by each Participating Trust in one or the other of the respective Funds prior to the merger. The value of the beneficial interest of each Participating Trust in the Merged Fund shall be equal to the value of such Participating Trust’s beneficial interest in the separate Funds involved immediately prior to the merger.

7.04 Insolvency or Regulatory Event. Notwithstanding any provision of this Declaration of Trust to the contrary, effective immediately upon the occurrence of an Insolvency or Regulatory Event (as defined below) The Northern Trust Company shall succeed as trustee of the ABA Members Collective Trust, and Northern Trust Investments, N.A. shall, from and after such time, no longer serve as trustee of the ABA Members Collective Trust (and shall be deemed to have resigned as trustee of the ABA Members Collective Trust as of such time); provided, that nothing herein shall relieve Northern Trust Investments, N.A. of any of its liabilities arising pursuant to the Declaration of Trust prior to such time. The appointment of The Northern Trust Company as successor trustee will immediately vest title of the assets of the ABA Members Collective Trust in The Northern Trust Company as successor trustee without any separate instrument or conveyance. As used herein, “Insolvency or Regulatory Event” means (i) the issuance or entry of a decree or order by an applicable state or federal bank regulator or a court of competent jurisdiction declaring or adjudicating Northern Trust Investments, N.A. a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjudication or composition of or in respect of Northern Trust Investments, N.A. under any applicable bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, or similar official of Northern Trust Investments, N.A. or of any substantial part of its property or ordering the winding up or liquidation of its affairs; (ii) the institution by Northern Trust Investments, N.A. of proceedings to be declared or adjudicated a bankruptcy or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or similar official of Northern Trust investments, N.A. or of any substantial part of its property, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be declared or adjudicated a bankruptcy; (iii) the seizure of Northern Trust Investments, N.A. or any substantial part of its property by an applicable state or federal bank regulator or pursuant to an order of a court of competent jurisdiction; or (iv) the issuance of a cease and desist or similar order against Northern Trust Investments, N.A. by an applicable state or federal bank regulator if such order prohibits, enjoins or otherwise prevents Northern Trust Investments, N.A. from acting as trustee of the ABA Members Collective Trust. The Board of Directors and the Chief Financial Officer of Northern Trust Investments, N.A. shall inform The Northern Trust Company and ABA RF in writing of the occurrence of an Insolvency or Regulatory Event. If a person claiming to be a creditor of Northern Trust Investments, N.A, alleges in writing that an Insolvency or Regulatory Event has occurred, Northern Trust Investments, N.A. shall promptly notify ABA RF and SSB if the assets of any Fund are invested in a Collateral Pool or other collective investment fund for which SSB or any of its affiliates acts as trustee.

ARTICLE VIII

Liquidating Accounts

8.01 Establishment of Liquidating Accounts. The Trustee may from time to time, in the reasonable exercise of its fiduciary judgment, transfer any illiquid investment of a Fund to a liquidating account. Each liquidating account shall be maintained and administered solely for the ratable benefit of the Participating Trusts interested in the Fund at the time such account is established. The primary purpose of liquidating accounts shall be to provide a method of liquidation of the assets contained therein, but the period during which the Trustee may continue to hold any such assets shall rest in its discretion.

8.02 Powers and Duties of Trustee. The Trustee shall have, in addition to all of the powers granted to it by law and by the terms of this Declaration of Trust, each and every discretionary power of management of the assets contained in a liquidating account and of all proceeds of such assets which the Trustee shall deem necessary or convenient to accomplish the liquidation of such assets. At the time of the establishment of a liquidating account, the Trustee shall prepare a schedule showing the interest of each Participating Trust therein. When the assets of such liquidating account shall have been completely distributed, such schedule shall be thereafter held as part of the permanent records of the Fund to which the liquidating account relates. The Trustee shall include in any report of audit for a Fund, a report for each liquidating account established in connection with such Fund.

8.03 Limitation on Investment of Further Money. No further money shall be invested in any liquidating account except that the Trustee shall have the power and authority, if in the Trustee’s opinion such action is advisable for the protection of any asset held therein, to borrow money from others to be secured by the assets held in such liquidating account and to give and renew such notes therefor as the Trustee may determine.

8.04 Distributions. The Trustee may make distributions from a liquidating account in cash or in kind or partly in cash and partly in kind, and, except as otherwise provided in the Fund Declaration for the Fund to which such liquidating account relates, the time and manner of making all such distributions shall rest in the discretion of the Trustee; provided that all such distributions as of any one time shall be made ratably and on the same basis among the Participating Trusts beneficially interested in such liquidating account.

8.05 Effect of Establishing Liquidating Accounts. After an asset of a Fund has been set apart in a liquidating account, it shall be subject to the provisions of this Article VIII, but such asset shall also be subject to all other provisions of this Declaration of Trust so far as the same shall be applicable thereto and not inconsistent with the provisions of this Article VIII. For the purpose of deposits to and withdrawals from a Fund, the value of any investment transferred therefrom to a liquidating account shall be excluded.

8.06 Fees and Expenses. Each liquidating account shall be charged with the expenses attributable to the administration and management of such account. Such liquidating accounts shall remain as part of the assets of a Fund for purposes of determining the fee payable to the Trustee in accordance with the applicable Fund Declaration.

ARTICLE IX

Miscellaneous

9.01 Spendthrift Provision. Except to the extent required by applicable law, the interests of Participating Trusts in a Fund and in the income allocable thereto may not be assigned or used as collateral for a loan and shall not be subject to garnishment, attachment, levy or execution of any kind for the debts or defaults of the Trustee, or of any person, natural or legal, having an interest in the Fund. No Participating Trust shall have any right of any kind whatsoever with respect to the Fund, or any estate or interest therein, other than the right to receive such distributions as are lawfully made out of the Trust Fund, such as when the distributions are due and payable, under the terms of this Declaration of Trust. The Trustee shall not recognize any attempted alienation or encumbrance of the right or interest hereunder of any Participating Trust. Neither the Trust nor any Fund shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall the Trust or any Fund be considered an asset of any individual in the event of his bankruptcy.

9.02 Judicial Proceedings Involving Funds. The Trustee shall be deemed to represent all persons, natural or legal, having an interest in a Fund for the purposes of all judicial proceedings affecting the fund or any asset thereof, and only the Trustee need be made a party to any such action.

9.03 Successors and Assigns. The Trustee may not assign its rights and obligations under this Declaration of Trust without the prior written consent of ABA RF, provided, however, that this sentence shall not be applicable to the occurrence of an Insolvency or Regulatory Event described in Section 7.04. For purposes of this Section 9.03, a merger, reorganization, or transfer of substantially all of the assets of the Trustee to a successor organization shall not constitute an “assignment,” provided that the Trustee is the survivor in any such transaction. Notwithstanding the foregoing, the parties acknowledge that as of the date hereof, Northern Trust Investments, N.A. is succeeding State Street Trust Company as trustee of the trust hereunder. Northern Trust Investments, N.A. shall not be liable for the acts or omissions of State Street Trust Company as trustee, and State Street Trust Company shall not be liable for the acts or omissions of Northern Trust Investments, N.A. as trustee.

9.04 Controlling Law. The powers and duties of the trustee of the Trust and all questions of the interpretation of the Declaration of Trust shall be governed by ERISA and to the extent permitted by such law, the laws of the State of Illinois. The ABA Members Collective Trust established by this Declaration of Trust (and each Fund hereunder) is organized in the United States and will be maintained at all times as a domestic trust in the United States.

9.05 Construction of Terms. The singular may include the plural and vice versa, unless the context clearly indicates to the contrary. The words “hereof,” “herein” and other similar compounds of the word “here” shall mean and refer to the entire Declaration of Trust and not to any particular Section or Article.

9.06 References. Unless otherwise stated, all references to Sections and Articles are to Sections and Articles in this Declaration of Trust.

9.07 Captions. The captions or headings in this Declaration of Trust are for convenience only and in no way define, limit or describe the scope of intent of any provisions or sections of this Declaration of Trust.

9.08 Exercise of Discretion. Whenever the Trustee is given discretion herein, it shall exercise such discretion in a reasonable manner and in accordance with its fiduciary duties, responsibilities and obligations.

9.09 Severability of Provisions. If any provision of this Agreement is found to be unenforceable, the other provisions shall remain in effect.

9.10 Authority. The Trustee represents that it has duly authorized the execution of and performance under this Declaration of Trust and that neither such execution nor the performance of its duties hereunder conflict with or violate any provision of any applicable law, rule or regulation, or any instrument to which it is a party or to which any of its properties are subject and that this Declaration of Trust is valid and binding.

IN WITNESS WHEREOF, NORTHERN TRUST INVESTMENTS, N.A has caused its name to be signed to this Declaration of Trust by its proper officer this 23rd day of June, 2010 to evidence its acceptance, as trustee, of the trust evidenced by this agreement and declaration and its agreement with the terms and conditions hereof, and STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE, has caused its name to be signed to this Declaration of Trust to evidence its withdrawal as trustee effective immediately prior to the opening of business on July 1, 2010.

NORTHERN TRUST INVESTMENTS, N.A.

By	/s/ Thomas R. Benzmiller
Its	Senior Vice President

STATE STREET BANK AND TRUST
COMPANY OF NEW HAMPSHIRE

By:	/s/ Nancy E. Grady
Its:	President